Exhibit 99.1

NEWS COPY	INFORMATION CONTACT:
John Hastings
FOR IMMEDIATE RELEASE	(314) 719-1831

VIASYSTEMS GROUP, INC.
INITIATES RIGHTS OFFERING

ST. LOUIS, Sept. 3, 2004 — Viasystems Group, Inc., the parent of Viasystems, Inc., announced today that it is offering to holders of shares of its common stock and its class B senior convertible preferred stock the right to subscribe for and to purchase an aggregate of 5,555,555 additional shares of its common stock, as described in an Offering Memorandum dated September 3, 2004. Certain Viasystems Group stockholders have executed a standby commitment agreement to purchase any shares of Viasystems Group common stock that are not subscribed for in the rights offering. As a result, Viasystems Group will receive gross proceeds of approximately $50 million. Net proceeds of the offering will be applied in the expansion of Viasystems’ printed circuit board operations in China.

The record date for the rights offering is August 15, 2004. Holders of record of Viasystems Group’s common stock at the close of business on the record date will receive 0.21730 of a right for each share of common stock owned on the record date. Holders of record of Viasystems Group’s class B senior convertible preferred stock at the close of business on the record date will receive 0.24896 of a right for each share of class B senior convertible preferred stock owned on the record date, which represents the number of shares of common stock into which each share of class B senior convertible preferred stock is convertible on the record date (1.1457 shares) multiplied by the common stock subscription right ratio of 0.21730.

Each whole right entitles the holder to purchase one share of Viasystems Group’s common stock at a subscription price of $9.00 per share. The rights will expire at 5:00 p.m., New York City time, on October 4, 2004, unless extended by Viasystems Group.

In addition, certain affiliates of Hicks, Muse, Tate & Furst Incorporated have agreed to exchange, concurrently with the consummation of the rights offering, 297,763 shares of Viasystems Group class A junior preferred stock held by them with an aggregate liquidation preference of $30 million for 2,625,673 shares of Viasystems Group common stock with an aggregate value of approximately $23.63 million, based on the rights offering subscription price.

The shares of Viasystems Group’s common stock offered pursuant to this rights offering will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act or applicable state securities laws.

Viasystems Group, Inc. is a global provider of electro-mechanical components and assemblies. The company’s 22,000 employees serve more than 100 customers in the automotive, consumer, computer and data communications, industrial and instrumentation, and telecommunications markets.

# # #